Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS RESULTS FOR SECOND QUARTER FISCAL 2018

AND UPDATES EARNINGS GUIDANCE FOR FISCAL 2018

Company reports positive comparable restaurant and retail sales. Earnings per diluted share increased

73% on a GAAP basis and 25% on an adjusted basis compared to the prior year.

LEBANON, Tenn. – February 20, 2018 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the second quarter of fiscal 2018 ended January 26, 2018.

Second Quarter Fiscal 2018 Highlights

•	Comparable restaurant sales growth of 1.1% and traffic of -0.9% outperformed the casual dining industry.

•	Net income was $91.1 million, a 72.9% increase over prior year second quarter net income of $52.7 million.

•	GAAP diluted earnings per share were $3.79, including a $1.63 per share benefit resulting from the recent Tax Cuts and Jobs Act of 2017 (the “Tax Act”), compared to $2.19 in the prior year second quarter. Of this $1.63 per share tax benefit, $1.06 resulted from a one-time non-cash revaluation of the Company’s net deferred tax liability.

•	Adjusted diluted earnings per share were $2.73 when excluding the non-cash revaluation of the Company’s net deferred tax liability. (See non-GAAP reconciliation below.)

Commenting on the second quarter, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “I am pleased that we delivered positive comparable store sales in both restaurant and retail, improved upon our first quarter sales results, and outperformed the casual dining industry. Our second quarter operating income margin was pressured by several factors such as expenses related to our initiatives and increased commodity inflation. Our teams continue to make meaningful progress on key business initiatives as we set the foundation for future growth.”

Second Quarter Fiscal 2018 Results

Revenue

The Company reported total revenue of $787.8 million for the second quarter of fiscal 2018, representing an increase of 2.0% over the second quarter of the prior year. Cracker Barrel comparable store restaurant sales increased 1.1%, including a 2.0% increase in average check partially offset by a 0.9% decrease in comparable store restaurant traffic. The average menu price increase for the quarter was approximately 2.3%. Comparable store retail sales increased 0.5% from the prior year quarter.

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

Cracker Barrel comparable store restaurant traffic, average check and comparable store restaurant sales and retail sales for the fiscal months of November, December and January and the second quarter were as follows:

	November	December	January	Second Quarter(1)
Comparable restaurant traffic	0.0%	-1.5%	-1.2%	-0.9%
Average check	1.9%	1.6%	2.4%	2.0%
Comparable restaurant sales	1.9%	0.1%	1.2%	1.1%
Comparable retail sales	2.9%	-4.0%	6.7%	0.5%

(1)	The Company estimates second quarter inclement weather reduced traffic and sales by approximately 0.3%.

Operating Income

Operating income in the second quarter was $76.7 million, or 9.7% of total revenue, a decrease from the prior year quarter result of $82.7 million, or 10.7% of total revenue. As a percentage of total revenue, increases in other store operating expenses, cost of goods sold, and general and administrative expenses were partially offset by reductions in labor and related expenses.

Diluted Earnings per Share

GAAP diluted earnings per share were $3.79, which includes a $1.63 per share benefit from the Tax Act. Adjusted diluted earnings per share were $2.73, a $0.54 increase over the prior year second quarter.

Taxes

The Tax Act, which became effective on January 1, 2018 and prior to the end of our second quarter, lowered the federal statutory corporate income tax rate from 35% to 21%. This rate change yielded a second quarter blended federal statutory tax rate of 26.9% for the Company. The second quarter effective tax rate was -24.9%, which includes both the change of the statutory rate as well as the full recognition of the tax benefit of certain capitalized assets and a non-cash benefit of approximately $25 million from the revaluation of the Company’s net deferred tax liability.

Fiscal 2018 Outlook

Driven primarily by changes in the anticipated tax rate, the Company now expects to report GAAP earnings per diluted share for the 2018 fiscal year of between $10.35 and $10.55 and adjusted earnings per diluted share for the 2018 fiscal year of between $9.30 and $9.50. The Company continues to anticipate total revenue of approximately $3.1 billion, reflecting the expected opening of eight or nine new Cracker Barrel stores and three new Holler & Dash Biscuit House restaurants. The Company now expects comparable store restaurant sales of between 1.0% and 2.0% and continues to anticipate approximately flat comparable store retail sales. The Company now expects food commodity inflation in the range of 2.5% to 3.0% for the year. The Company projects an operating income margin in the range of 9.5% to 10.0% of total revenue for fiscal 2018. The Company expects depreciation expense between $95 million and $100 million; net interest expense in the range of $15 million and $16 million; and capital expenditures of approximately $150 million to $160 million.

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

The Company now estimates a blended effective tax rate for fiscal 2018 between 11% and 14%. For the full fiscal year, the enactment of the Tax Act will result in a total tax benefit of approximately $45 million to $50 million. The Company plans to reinvest approximately $10 million to $12 million of the tax benefit to further strengthen the brand, support strategic initiatives, and enhance the employee experience. The Company emphasizes these tax estimates are subject to change.

The Company’s 2018 fiscal year is a 53-week year. The Company estimates the impact of the 53rd week, which is included in its guidance and reflects the anticipated change associated with the Tax Act, to contribute earnings per diluted share of approximately $0.35.

The Company expects to report earnings per diluted share for the third quarter of 2018 of between $1.85 and $1.95. The Company reminds investors that its outlook for fiscal 2018 reflects a number of assumptions, many of which are outside the Company’s control.

Fiscal 2018 Second Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through March 7, 2018.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping – all at a fair price. By creating a world filled with hospitality and charm through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 649 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Holler and Dash® restaurants. For more information about the company, visit crackerbarrel.com.

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q2 FY 2018 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Second Quarter Ended			Six Months Ended
			Percentage			Percentage
	1/26/18	1/27/17	Change	1/26/18	1/27/17	Change
Total revenue	$787,771	$772,682	2%	$1,498,139	$1,482,653	1%
Cost of goods sold (exclusive of depreciation and rent)	260,952	254,920	2	471,701	468,029	1
Labor and other related expenses	263,726	259,270	2	511,794	508,374	1
Other store operating expenses	150,407	140,979	7	294,227	278,905	5

Store operating income	112,686	117,513	(4)	220,417	227,345	(3)
General and administrative expenses	36,012	34,817	3	72,905	68,905	6

Operating income	76,674	82,696	(7)	147,512	158,440	(7)
Interest expense	3,680	3,638	1	7,298	7,314	(0)

Pretax income	72,994	79,058	(8)	140,214	151,126	(7)
Provision for income taxes	(18,145)	26,331	(169)	2,695	50,044	(95)

Net income	$91,139	$52,727	73	$137,519	$101,082	36

Earnings per share – Basic:	$3.80	$2.19	74	$5.73	$4.21	36

Earnings per share – Diluted:	$3.79	$2.19	73	$5.71	$4.19	36

Weighted average shares:
Basic	24,001,493	24,040,243	(0)	24,018,347	24,020,976	(0)
Diluted	24,056,533	24,109,000	(0)	24,080,860	24,106,748	(0)

Ratio Analysis
Total revenue:
Restaurant	76.6%	76.5%		78.9%	78.6%
Retail	23.4	23.5		21.1	21.4

Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold (exclusive of depreciation and rent)	33.1	33.0		31.5	31.6
Labor and other related expenses	33.5	33.6		34.2	34.3
Other store operating expenses	19.1	18.2		19.6	18.8

Store operating income	14.3	15.2		14.7	15.3
General and administrative expenses	4.6	4.5		4.9	4.6

Operating income	9.7	10.7		9.8	10.7
Interest expense	0.4	0.5		0.4	0.5

Pretax income	9.3	10.2		9.4	10.2
Provision for income taxes	(2.3)	3.4		0.2	3.4

Net income	11.6%	6.8%		9.2%	6.8%

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	1/26/18	1/27/17
Assets
Cash and cash equivalents	$168,808	$185,698
Accounts receivable	21,259	19,654
Inventory	159,583	155,879
Prepaid expenses and other current assets	23,328	18,727
Deferred income taxes	0	2,252
Property and equipment, net	1,114,240	1,088,612
Other long-term assets	69,725	64,069

Total assets	$1,556,943	$1,534,891

Liabilities and Shareholders’ Equity
Accounts payable	$106,502	$100,388
Other current liabilities	258,603	259,247
Long-term debt	400,000	400,000
Interest rate swap liability	1,706	6,538
Other long-term obligations	130,933	126,607
Deferred income taxes	43,574	60,394
Shareholders’ equity, net	615,625	581,717

Total liabilities and shareholders’ equity	$1,556,943	$1,534,891

Common shares issued and outstanding	24,003,611	24,042,573

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Six Months Ended
	1/26/18	1/27/17
Cash flows from operating activities:
Net income	$137,519	$101,082
Depreciation and amortization	44,344	41,830
Loss on disposition of property and equipment	3,029	2,472
Share-based compensation, net of excess tax benefit	4,321	2,808
(Increase) in inventories	(3,216)	(3,571)
(Decrease) in accounts payable	(11,893)	(32,105)
Net changes in other assets and liabilities	(25,599)	36,986

Net cash provided by operating activities	148,505	149,502

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(63,453)	(52,934)
Proceeds from sale of property and equipment	340	412

Net cash (used in) investing activities	(63,113)	(52,522)

Cash flows from financing activities:
(Taxes withheld) from exercise of share-based compensation awards, net	(3,360)	(6,031)
Excess tax benefit from share-based compensation	0	1,203
Purchases and retirement of common stock	(14,772)	0
Dividends on common stock	(59,453)	(57,420)

Net cash (used in) financing activities	(77,585)	(62,248)

Net increase in cash and cash equivalents	7,807	34,732
Cash and cash equivalents, beginning of period	161,001	150,966

Cash and cash equivalents, end of period	$168,808	$185,698

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Second Quarter Ended		Six Months Ended
	1/26/18	1/27/17	1/26/18	1/27/17
Units in operation:
Open at beginning of period	651	643	649	641
Opened during period	3	2	5	4

Open at end of period	654	645	654	645
Total revenue: (In thousands)
Restaurant	$603,198	$591,113	$1,181,435	$1,164,790
Retail	184,573	181,569	316,704	317,863

Total revenue	$787,771	$772,682	$1,498,139	$1,482,653

Cost of goods sold (exclusive of depreciation and rent): (In thousands)
Restaurant	$157,213	$153,316	$301,063	$298,852
Retail	103,739	101,604	170,638	169,177

Total cost of goods sold	$260,952	$254,920	$471,701	$468,029

Average unit volume: (In thousands)
Restaurant	$923.2	$917.6	$1,812.8	$1,811.3
Retail	282.5	281.8	485.9	494.3

Total	$1,205.7	$1,199.4	$2,298.7	$2,305.6

Operating weeks:	8,494	8,375	16,945	16,720

	Q2 2018 vs. Q2 2017	6 mo. 2018 vs. 6 mo. 2017
Comparable store sales period to period increase (decrease):
Restaurant	1.1%	0.6%
Retail	0.5%	(1.2%)
Number of locations in comparable store base:
	635	635

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Cracker Barrel Reports Second Quarter Results

February 20, 2018

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP basis operating results to adjusted non-GAAP operating results

(Unaudited)

In the accompanying press release the Company makes reference to adjusted earnings per share when excluding a one-time non-cash revaluation of a net deferred tax liability. The Tax Act, which became effective on January 1, 2018 and prior to the end of our second quarter, lowered the federal corporate income tax rate to 21%. During the second quarter of 2018, the Company recorded a provisional tax benefit for re-measurement of deferred tax liabilities due to this rate change, of approximately $25 million. The Company believes that excluding this item and its related tax effects from its financial results reflects the current cash impact of tax reform for the Company’s second quarter, and, as such may provide investors with an enhanced understanding of the Company’s financial results. This information is not intended to be considered in isolation or as a substitute for income or earnings per share information prepared in accordance with GAAP.

FY 2018 Second Quarter Ended
GAAP Reported Earnings per Diluted Share	$3.79
One-time Non-Cash Revaluation of Net Deferred Tax Liability	($1.06)

Adjusted Earnings per Diluted Share	$2.73

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